AMENDMENT
TO AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT

        This AMENDMENT TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Amendment”) is made and effective as of May 26, 2005 (the “Effective Date”), by and among MSO Medical, Inc., a Delaware corporation (the “Company”); MSO Holdings, Inc., a Delaware corporation (the “Parent”); the undersigned Investors (the “Investors”) and the undersigned Common Holders (the “Common Holders”) who are parties to that certain Amended and Restated Stockholders Agreement dated July 30, 2004 by and among the Company, the Investors and the Common Holders (the “Stockholders Agreement”), which Investors represent a majority in interest of the outstanding Series A Stock and which Common Holders represent a majority in interest of the Common Holders. Terms used in this Amendment but not defined herein shall have the respective meanings set forth in the Stockholders Rights Agreement.

Recitals:

        WHEREAS, the Company has entered into an Agreement and Plan of Merger dated January 4, 2005 by and among the Company, the Parent, National Superstars, Inc., a Nevada corporation (“National Superstars”) and NSPS Merger Sub, Inc., a Delaware corporation (the “Merger Agreement”), pursuant to which the Company will merge with a wholly-owned subsidiary of Parent and whereby the Company will survive and become the wholly-owned subsidiary of Parent (the “Merger”);

        WHEREAS, in connection with the Merger, the Company is to assign, and the Parent is to assume, the Company’s rights and obligations under the Stockholders Agreement;

        WHEREAS, the parties to the Stockholders Agreement desire to amend the Stockholders Agreement to clarify certain provisions of the Stockholders Agreement in light of the assignment and assumption of the Stockholders Agreement by the Company to and by the Parent, and to add Parent as a party thereto.

        WHEREAS, the Stockholders Agreement may be amended pursuant to Section 9.1 of the Stockholders Agreement in a writing signed by the Company, the holders of a majority of the Series A Stock and holders of a majority in interest of the Common Holders.

        NOW, THEREFORE, the parties hereby agree as follows:

1.     Assignment and Assumption of Registration Rights Agreement. Effective as of the effective time of the Merger, the Company hereby assigns, and the Parent hereby accepts such assignment and assumes and agrees to perform, all of the Company’s rights and obligations under the Stockholders Agreement.

2.    Amendments to Stockholders Agreement.

(a)	Definitions. All references to the Company set forth in the Stockholders Agreement shall hereafter be deemed to be references to the Parent. Without limiting the generality of the foregoing, the following defined terms as they appear in the Stockholders Agreement shall be amended and restated in their entirety as follows:

(i)	Common Stock. The term “Common Stock” means the Common Stock of Parent.

(ii)	Series A Stock. The term “Series A Stock” means the Series A Convertible Preferred Stock of Parent.

(iii)	Equity Securities. The term “Equity Securities” shall mean any securities having voting rights in the election of the Board of Directors of the Parent, or any securities evidencing an ownership interest in the Parent, or any securities convertible into, or exchangeable or exercisable for, any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

(iv)	New Securities. The term “New Securities” shall mean any Equity Securities of the Parent, whether now authorized or not and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Equity Securities; provided, however that the term “New Securities” does not include:

(i)	shares of Common Stock issued or issuable upon conversion of the outstanding shares of the Series A Stock;

(ii)	shares of Common Stock issued or issuable pursuant to stock dividends, stock splits, distributions or similar transactions on the Series A Stock and the Common Stock;

(iii)	up to 2,305,356 shares of Common Stock (or options, warrants or rights therefor) (such number of shares to be calculated net of any repurchases and cancellations of such shares by the Parent and net of any such expired or terminated options, or rights and to be proportionally adjusted to reflect any stock splits, stock dividends, recapitalizations or the like) granted, issued or issuable to employees, officers, directors, contractors, consultants or advisers to the Parent pursuant to the Parent’s 2004 Equity Incentive Plan;

(iv)	shares of the Parent’s Common Stock, or options, warrants or rights to purchase Common Stock, issued or issuable to financial institutions or lessors in connection with equipment lease financing arrangements, real estate leases, credit arrangements, debt financings or other similar commercial transactions approved by the Board of Directors;

(v)	shares of Common Stock, or options, warrants or rights to purchase Common Stock, issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

(vi)	shares of Common Stock issuable upon exercise of any options, warrants, convertible securities or rights to purchase any securities of the Parent outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof;

(vii)	shares of the Parent’s Common Stock issued or issuable by the Parent to the public pursuant to a registration statement filed under the Securities Act; and

(viii)	warrants to purchase capital stock of Parent issued to non-employee directors or consultants to Parent, provided that such directors or consultants provide bona fide services to Parent and such issuance has been approved by the Parent’s Board of Directors.

3.	Full Force and Effect. The Stockholders Agreement, except as amended by this Amendment, shall remain in full force and effect in accordance with the provisions thereof.

4.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and together shall constitute one document. This Amendment may be executed and transmitted via facsimile with the same validity as if it were an ink-signed document.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

"Company"	MSO MEDICAL, INC.

By:
Albert Henry, Chief Executive Officer

"Parent"	MSO HOLDINGS, INC.

By:
Albert Henry, Chief Executive Officer

"Investor"	NAME OF INVESTING ENTITY:
___________________________________

By:
Name:
Its:

"Common Holder"	NAME OF COMMON HOLDER:
___________________________________

By:
Name:
Its:

[Signature Page to Amendment to Amended and Restated Stockholders Agreement]